Exhibit 99.2



                       AMENDMENT, ADOPTED JANUARY 4, 1999,
                    TO THE BY-LAWS OF CONEXANT SYSTEMS, INC.
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          The first sentence of Section 1 of Article IV of the By-Laws of
Conexant Systems, Inc. is amended to read in its entirety as follows:

          "The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more directors of the Corporation (or in the case of a special-purpose committee, one or more directors of the Corporation), which, to the extent provided in said resolution or in these by-laws and not inconsistent with Section 141 of the Delaware General Corporation Law, as amended, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it."